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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                        ACCESS HEALTH ALTERNATIVES, INC.
                        --------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

                Florida                             59-3542362
                -------                             ----------
        (State of Incorporation          (IRS Employer Identification No.)
           or Organization)

                        Access Health Alternatives, Inc.
                              4619 Parkbreeze Court
                             Orlando, Florida 32808
                             ----------------------
                    (Address of Principal Executive Offices)
                                   (Zip Code)

              Access Health Alternatives, Inc. Consulting Agreement
              -----------------------------------------------------
                          (Full name of the Agreement)
                                   -----------

         Dr. Daniel J. Pavlik                            Copy to:
   Access Health Alternatives, Inc.                David J. Levenson, Esq.
        4619 Parkbreeze Court              Troutman Sanders Mays & Valentine LLP
        Orlando, Florida 32808              1660 International Drive, Suite 600
      Telephone: (407) 423-4799                   McLean, Virginia 22102
------------------------------------             Telephone: (703) 734-4334
     (Name and Address of Agent
       for Service Process)

                          CALCULATION OF REGISTRATION FEE

                                            Proposed           Proposed
                                             Maximum            Maximum
  Title of Securities     Amount to be    Offering Price        Aggregate            Amount of
   to be Registered        Registered      Per Share(1)     Offering Price(1)    Registration Fee
-------------------------------------------------------------------------------------------------

Common Stock                 660,000          $0.675            $445,500              $112.00
$0.001 par value

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     (1) Estimated  solely for the purpose of calculating the  registration  fee pursuant to Rule 457(h) under the  Securities  Act of 1933. As the  registrant's common stock currently trades on the Over-The-Counter-Bulletin-Board  ("OTCBB"), the proposed maximum offering price per share of $0.675 was based on the average of the high and low price as of February 5, 2001.

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                                     PART I

                     INFORMATION REQUESTED IN THE PROSPECTUS

Item 1. Consulting Agreement Information.

     The registrant, Access Health Alternatives,  Inc. ("Company"), will send or give to Luigi Brun (the  "Consultant") the documents  containing the information specified in this Item I as specified by Rule 428(b)(1).  In accordance with the rules and regulations of the Securities and Exchange  Commission ("SEC") and the
instructions  to Form S-8, the Company is not filing such documents with the SEC either as part of this  registration  statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

Item 2. Registrant Information and Consulting Agreement Information.

     The Company will send or give to Consultant,  upon oral or written request, without charge, the documents  incorporated by reference in Item 3 of Part II of this registration  statement as specified by Rule 428(b)(1).  In accordance with the rules  and  regulations  of the SEC and the  instructions  to Form S-8,  the
Company  is not  filing  such  documents  with  the SEC  either  as part of this registration  statement or as prospectuses or prospectus supplements pursuant to
Rule 424 of the  Securities  Act.  The  request  for such  documents  should  be addressed to the Secretary,  Access Health  Alternatives,  Inc., 4619 Parkbreeze
Court, Orlando, Florida 32808; Telephone: (407) 423-4799.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

     Access  Health  Alternatives,  Inc.  will  furnish  Consultant  with annual reports  containing  audited  financial  statements and with  quarterly  reports containing  unaudited financial  statements for the first three quarters of each fiscal year. Copies of these documents, and any other communications sent to the
Company's shareholders generally also will be furnished to the Consultant.

     The Company  incorporates herein by reference the following documents filed by the Company with the Commission:

          (a) Annual  Report on Form 10-KSB for the fiscal  year ended  December
     31, 1999, filed pursuant to Section 13 or 15(d) of the Securities  Exchange
     Act of 1934 ("1934 Act");

          (b) all other reports filed  pursuant to Section 13(a) or 15(d) of the
     1934 Act; and

          (c) the  description  of the Company's  common stock  contained in the
     "Description of Securities" in the Company's registration statement on Form
     10-SB filed with the SEC on June 21, 1999, as amended.

     All  documents  subsequently  filed by the  Company  after the date of this registration  statement  pursuant to Sections 13(a),  13(c), 14 and 15(d) of the
1934 Act, prior to the filing of a post-effective amendment which indicates that all common stock offered hereby has been sold or which  deregisters  such common stock  then  remaining  unsold,  shall be  deemed to be  incorporated  herein by reference  and to be a part hereof from the date of filing such  documents.  Any statement  contained in a document  incorporated or deemed to be incorporated by reference  herein shall be deemed to be modified or  superseded  for purposes of this registration  statement to the extent that a statement  contained herein or in any  other  subsequently  filed  document  which  also is or is  deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded  shall not be deemed,  except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

     Not applicable.

Item 5.  Interests of Named Experts and Counsel.

     Not applicable.

Item 6.  Indemnification of Directors and Officers.

     Pursuant  to  Section  607.0850(1)  and  (2) of  the  Florida  Statutes,  a
corporation  shall have power to  indemnify  any person who was or is a party to any proceeding  (other than an action by, or in the right of, the  corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the  corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation,  partnership, joint  venture,  trust,  or  other  enterprise  against  liability  incurred  in connection  with such  proceeding,  including any appeal  thereof,  if he or she acted in good faith and in a manner he or she  reasonably  believed to be in, or not opposed to, the best interests of the  corporation  and, with respect to any criminal  action or  proceeding,  had no reasonable  cause to believe his or her conduct was  unlawful.  A  corporation  also shall have power to  indemnify  any person,  who was or is a  party  to any  proceeding  by or in the  right  of the corporation  to procure a  judgment  in its favor by reason of the fact that the person is or was a director,  officer,  employee, or agent of the corporation or is or was serving at the  request of the  corporation  as a  director,  officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors,  the estimated  expense of litigating the  proceeding to conclusion,  actually and  reasonably  incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.

     Under VII of the Company's  Amended and Restated Articles of Incorporation,
the Company  shall  indemnify,  or advance  expenses  to, to the fullest  extent authorized  or permitted  by the Florida  Business  Corporation  Act, any person made,  or  threatened  to be made, a party to any action,  suit or proceeding by reason of the fact that he is or was a  director  of the  Company,  or is or was serving at the request of the Company as a director of another corporation.  The
Company  shall also  indemnify,  or advance  expenses to, to the fullest  extent authorized  or permitted  by the Florida  Business  Corporation  Act, any person made,  or  threatened  to be made, a party to any action,  suit or proceeding by reason of the fact that he is or was an officer of the  Company at the same time as he is or was a director of the Company or is or was serving at the request of the  Company as an officer of another  corporation  at the same time as he is or was a director of the Company.  Unless  otherwise  expressly  prohibited  by the
Florida  Business  Corporation  Act,  and except as  otherwise  provided  in the foregoing  sentence,  the Board of Directors of the Company  shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify,  or advance expenses to, any person made, or threatened to be made, a party to any action,  suit or proceeding by reason of the fact that he is or was an  officer,  employee  or agent of the  Company,  or is or was  serving  at the request of the Company as an officer,  employee or agent of another corporation, partnership,  joint venture, trust or other enterprise. No person falling within the  purview  of  the  foregoing  sentence  may  apply  for  indemnification  or advancement of expenses to any court of competent jurisdiction.

Item 7.  Exemption from Registration Claimed.

     Not applicable.

Item 8.  Exhibits.

     (a) Exhibits.

          5.     Opinion of Stanley, Delinger & Rascher, P.A.

         10.     Access Health Alternatives, Inc. Consulting Agreement
                  with Luigi Brun

         23.     Consent of Tedder, James, Worden & Associates, P.A,
                  Independent Public Accountants

         23.1    Consent of Stanley, Delinger & Rascher, P.A., included
                  in Exhibit 5

Item 9.  Undertakings.

     The undersigned registrant hereby undertakes to:

          (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

               (i) Include any  prospectus  required by Section  10(a)(3) of the
          Securities Act of 1933;

               (ii) Reflect in the  prospectus any facts or events arising after the effective date of this registration  statement (or the most recent post-effective  amendment  thereof)  which,  individually  or  in  the aggregate,  represents a fundamental  change in the information in the registration statement;

               (iii)   Include  any   material   information   on  the  plan  of
          distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For  determining  any liability  under the Securities Act of 1933, treat each post-effective  amendment as a new registration statement of the securities  offered,  and the offering of the securities at that time to be the initial bona fide offering thereof.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-8 and has  duly  caused  this  registration statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized,  in the city of Orlando, State of Florida, United States, on the 9th day of February, 2001.

                                              Access Health Alternatives, Inc.

                                        By:       /s/ Daniel J. Pavlik
                                                 -----------------------------
                                                 Daniel J. Pavlik
                                                 Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration  statement  has  been  signed  by  the  following  persons  in  the capacities and on the dates indicated:

                 NAME                      TITLE                    DATE
                 ----                      -----                    ----

   /s/ Daniel J. Pavlik           Chief Executive Officer      February 9, 2001
 -----------------------------    and Director
 Daniel J. Pavlik

   /s/ Steven Miracle             Principle Financial          February 9, 2001
 -----------------------------    Officer and Director
 Steven Miracle

                                  EXHIBIT INDEX

Exhibit Number         Exhibit Description
---------------        -------------------

     5                 Opinion of Stanley, Delinger & Rascher, P.A.

    10                 Access Health Alternatives, Inc. Consulting Agreement
                        with Luigi Brun

    23                 Consent of Tedder, James, Worden & Associates, P.A.,
                        Independent Public Accountants

    23.1               Consent of Stanley, Delinger & Rascher, P.A.,
                        included in Exhibit 5 herein, and incorporated by
                        reference